UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
November 13, 2009
Date of Report (Date of earliest event reported)
Medicis Pharmaceutical Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-14471	52-1574808
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
7720 North Dobson Road
Scottsdale, Arizona 85256
(Address of principal executive offices) (Zip Code)
(602) 808-8800
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     As previously disclosed, on March 18, 2009, Medicis Pharmaceutical Corporation (the “Company”) entered into a Settlement Agreement (the “Settlement Agreement”) with Teva Pharmaceutical Industries Ltd. (“Teva”). In connection with the Settlement Agreement, the Company and Teva agreed to terminate all legal disputes between them relating to SOLODYN® (minocycline HCl, USP) Extended Release Tablets. In addition, Teva confirmed that the Company’s patents relating to SOLODYN® are valid and enforceable, and cover Teva’s activities relating to its generic product under Abbreviated New Drug Application (ANDA) #65-485. On November 13, 2009, the Company and Teva entered into an Amended and Restated Settlement Agreement, the material terms of which were described in Item 1.01 of the Company’s Current Report on Form 8-K filed on March 20, 2009, for the purpose of providing additional detail around certain terms of the original Settlement Agreement.
Item 8.01 Other Events.
The Company Receives Second Non-Final Office Action from the USPTO
     On November 13, 2009, the Company received a second non-final office action from the U.S. Patent and Trademark Office (“USPTO”) in the ongoing reexamination of Company’s U.S. Patent No. 5,908,838 (the “‘838 Patent”). The latest office action rejects certain claims of the ‘838 Patent. The Company is considering its response to the USPTO’s comments.
The Company Files Suit against Lupin Ltd.
     On November 17, 2009, the Company filed suit against Lupin Ltd. (“Lupin”) in the United States District Court for the District of Maryland seeking an adjudication that Lupin has infringed one or more claims of the ‘838 Patent by submitting to the U.S. Food and Drug Administration an Abbreviated New Drug Application for generic SOLODYN® in its forms of 45mg, 90mg and 135mg strengths. The relief requested by the Company includes a request for a permanent injunction preventing Lupin from infringing the ‘838 Patent by selling generic versions of SOLODYN®.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 18, 2009	By:	/s/ Jason D. Hanson
Jason D. Hanson
Executive Vice President, General Counsel and Corporate Secretary